Exhibit 99.1

301 BINNEY STREET
MOMENTA PHARMACEUTICALS, INC.		T: 617.491.9700 F: 617.621.0430
CAMBRIDGE, MA 02142

Momenta Pharmaceuticals Reports Fourth Quarter and Full Year 2019 Financial Results

-- Reported favorable interim data from Phase 1/2 study of M254 in ITP, supporting expansion of Part B; expect to report updated data in Q2 2020 and launch additional Phase 2 study in CIDP in Q4 2020 --

-- Target enrollment completed in nipocalimab Phase 2 Vivacity-MG study; top-line proof-of-concept results expected in Q3 2020 --

-- Expanded pipeline with nomination of M267, a new SIFbody development candidate targeting CD38; plan to initiate IND-enabling studies in 2020 -

--Ended 2019 with a cash position of $545.1 million --

CAMBRIDGE, MA — February 26, 2020 - Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company focused on discovering and developing novel biologic therapeutics to treat rare immune-mediated diseases, today reported its financial results for the fourth quarter and full year ended December 31, 2019.

“2019 was a transformative year for Momenta as the power of our pipeline began to show itself,” said Craig A. Wheeler, President and Chief Executive Officer of Momenta Pharmaceuticals. “Thanks to our talented research team, we are also expanding our pipeline, starting with the nomination of M267, our new SIFbody development candidate earlier this year.”

Fourth Quarter 2019 Highlights, Recent Events and Anticipated Upcoming Milestones

Novel Therapeutics Pipeline:

M254 (hsIgG): a hypersialylated immunoglobulin designed as a high potency alternative for intravenous immunoglobulin (IVIg)

•	The Company’s multi-part Phase 1/2 clinical trial in idiopathic thrombocytopenic purpura (ITP) is progressing through Part B, which is evaluating M254 compared to IVIg in a single ascending dose (SAD) cohort of ITP patients. In January 2020, Momenta announced interim results, featuring early favorable responses to M254 (5/6 patients on treatment exhibited platelet counts ≥ 50 x 109/L). Based on these data, the Company is expanding Part B to include at least one additional lower dose cohort and to augment the number of patients in existing cohorts. Enrollment for the study is ongoing, with additional data from Part B to be submitted for presentation at a medical conference in the second quarter of 2020.

•	The Company plans to launch a Phase 2 study of M254 in chronic inflammatory demyelinating polyneuropathy (CIDP) in the fourth quarter of 2020.

Nipocalimab (M281): a fully human anti-neonatal Fc receptor (FcRn) aglycosylated immunoglobulin G (IgG1) monoclonal antibody (mAb)

•	The Company has completed its target enrollment in Vivacity-MG, the Phase 2 clinical study of nipocalimab in generalized myasthenia gravis (gMG). The Company expects to report top-line data in the third quarter of 2020.
•	Unity, the Company’s global multi-center Phase 2 clinical study of nipocalimab in hemolytic disease of the fetus and newborn (HDFN), is enrolling well. The Company expects to report top-line data from this study in 2021.
•	Energy Study, the Company’s adaptive Phase 2/3 clinical study of nipocalimab in warm autoimmune hemolytic anemia (wAIHA) is enrolling patients and the Company is activating clinical sites in both the United States and European Union. Top-line data are expected from this study around the end of 2021.

M230 (CSL730): a recombinant Fc multimer being developed in collaboration with CSL

•	A Phase 1 clinical program to evaluate the safety and tolerability of M230 in healthy volunteers is continuing. Momenta’s partner, CSL, plans to introduce a subcutaneous formulation into the Phase 1 program this year.

Momenta's SIFbody platform combines multiple Fc’s with antibody fabs to optimally activate Fc and complement effector function and effectively deplete target cells.

•	In January 2020, Momenta nominated M267, a SIFbody candidate targeting CD38, for clinical development. Pre-clinical data suggest this candidate has the potential to be a best-in-class therapeutic to target CD38 expressing cells, which are prevalent in plasmacyte-mediated diseases such as multiple myeloma, AL amyloidosis and rare, autoantibody-mediated diseases.
•	The Company plans to initiate IND-enabling studies for this candidate in 2020.

Legacy Products:

GLATOPA® 20 mg and 40 mg: FDA approved generic versions of COPAXONE 20 mg and 40 mg, developed and commercialized in collaboration with Sandoz

•	In the fourth quarter of 2019, Momenta recorded $7.9 million in product revenue from Sandoz’s sales of GLATOPA products.

M710: a proposed biosimilar to EYLEA® (aflibercept) candidate being developed in collaboration with Mylan

•	Mylan continues its pivotal clinical trial in patients with diabetic macular edema to compare safety, efficacy and immunogenicity of M710 with EYLEA. Mylan expects to target U.S. submission in 2021.

Corporate:

•	In January 2020, Momenta announced the appointment of Young Kwon, Ph.D. as Chief Financial and Business Officer. Dr. Young previously served as Chief Business Officer at the Company.

•	In December 2019, the Company announced the appointment of Jane F. Barlow, M.D., M.P.H., M.B.A. to its Board of Directors.

•	In December 2019, Momenta announced the closing of a public offering of 16.7 million shares of its common stock at the price of $15.50 per share. Net proceeds from the offering were $244.2 million.

•	In December 2019, Momenta and Sandoz entered into a settlement agreement with The Hospital Authority of Metropolitan Government of Nashville and Davidson County, Tennessee, d/b/a Nashville General Hospital, or NGH, resolving all pending litigation between the parties related to Enoxaparin Sodium Injection, an FDA-approved, substitutable generic LOVENOX, which Momenta developed in collaboration with Sandoz. As a result of the settlement, the Company agreed to pay an aggregate of $35.0 million as consideration for the release of all alleged claims.

Fourth Quarter and Full Year 2019 Financial Results

Revenue:

In the fourth quarter of 2019, the Company recorded $7.9 million in product revenue from Sandoz’s sales of GLATOPA, compared to $10.8 million for the same period in 2018. For the year ended December 31, 2019, the Company recorded $19.1 million in product revenue from Sandoz’s sales of GLATOPA, compared to $39.7 million for the same period in 2018. The decrease in product revenue of $2.9 million, or 27%, from the fourth quarter of 2018 to the fourth quarter of 2019 was primarily due to lower net sales of GLATOPA driven by competition. The decrease in product revenue of $20.6 million, or 52%, from the year ended 2018 to the year ended 2019 was primarily due to lower net sales of GLATOPA driven by competition, a $1.5 million legal settlement payment to Teva Pharmaceuticals Industries Ltd. and related entities in the first quarter of 2019, representing Momenta's 50% share, and $1.7 million received by Momenta in the third quarter of 2018 for the Pfizer settlement.

Research and development revenue for the fourth quarter of 2019 was $0.3 million compared to $32.1 million for the same quarter in 2018. For the year ended December 31, 2019, research and development revenue was $4.8 million compared to $35.9 million for the same period in 2018. The decrease in research and development revenue of $31.8 million, or 99.1%, and $31.1 million, or 87%, from the fourth quarter of 2018 to the fourth quarter of 2019, and from the year ended 2018 to the year ended 2019, respectively, was primarily due to $28.4 million of revenue recognized related to Mylan's upfront payment of $45.0 million during the fourth quarter of 2018 and lower reimbursement revenue for GLATOPA expenses in 2019.

Total revenue for the fourth quarter of 2019 was $8.2 million, compared to $42.8 million for the same period in 2018. For the year ended December 31, 2019, total revenue was $23.9 million, compared to $75.6 million for the same period in 2018.

Operating Expenses:

Research and development expenses for the fourth quarter of 2019 were $38.3 million, compared to $28.7 million for the same period in 2018. The increase of $9.6 million, or 33%, was primarily due to an increase in manufacturing and clinical trial costs for nipocalimab and M254, offset in part by lower personnel costs following the Company's workforce reduction in the fourth quarter of 2018 and a reduction in lease costs. For the year ended December 31, 2019, research and development expenses were $144.5 million, compared to $124.0 million for the same period in 2018. The increase of $20.5 million, or 17%, was primarily due to an increase in manufacturing and clinical trial costs for nipocalimab and M254, offset partially by a decrease in our share of CSL collaboration costs, lower personnel costs following the Company's workforce reduction in the fourth quarter of 2018 and a reduction in lease costs.

General and administrative expenses for the fourth quarter of 2019 were $58.9 million, compared with $21.5 million for the same period in 2018. The increase of $37.4 million, or 174%, was primarily due to $35.0 million related to a settlement agreement with Nashville General Hospital related to Enoxaparin Sodium Injection. For the year ended December 31, 2019, general and administrative expenses were $149.8 million, compared to $85.1 million for the same period in 2018. The increase of $64.7 million, or 76%, was primarily due to $35.0 million related to the settlement agreement with Nashville General Hospital, $21.0 million paid to Amphastar Pharmaceuticals in June 2019, reflecting the Company's portion of the required settlement payments related to Enoxaparin Sodium Injection, increased depreciation of $4.8 million associated with a change in the estimated useful life of certain leasehold improvements in the fourth quarter of 2018, increased share-based compensation expense of $4.1 million, driven primarily by expense recognized on performance-based restricted stock units in the fourth quarter of 2019, and increased consultant spend of $4.2 million. These increases were partially offset by decreased personnel costs, including salaries and share-related benefits, of $3.9 million due to the workforce reduction announced in October 2018.

In July 2019, the Company entered into an amendment to its office and laboratory space lease at 320 Bent Street in Cambridge, Massachusetts, reducing the Company's footprint at this location. During the year ended December 31, 2019, the Company recognized a non-cash gain of $13.7 million, reflecting the reduction in the lease liability and the related right-of-use asset.

Total GAAP operating expenses for the fourth quarter of 2019 were $95.5 million, compared to $52.5 million for the same period in 2018. For the year ended December 31, 2019, total GAAP operating expenses were $322.0 million, compared to $256.9 million for the same period in 2018.

Fourth quarter non-GAAP operating expense was $86.9 million. Full year 2019 non-GAAP operating expense was $298.5 million. Non-GAAP operating expense is total operating expenses, less restructuring costs, stock-based compensation expense and collaborative reimbursement revenues. See "Non-GAAP Financial Information and Other Disclosures" and the table below entitled "Reconciliation of GAAP Results to Non-GAAP Financial Measures" for a reconciliation of GAAP operating expense to non-GAAP operating expense.

Net Income (Loss):

The Company reported a net loss of $86.7 million, or $0.85 per share for the fourth quarter of 2019, compared to a net loss of $8.2 million, or $0.10 per share for the same period in 2018. For the year ended December 31, 2019, the Company reported a net loss of $290.1 million, or $2.92 per share compared to a net loss of $176.1 million, or $2.26 per share for 2018.

Cash Position:

At December 31, 2019, the Company had $545.1 million in cash, cash equivalents and marketable securities, reflecting the December 2019 common stock financing compared to $325.9 million at September 30, 2019.

2020 Financial Guidance

Momenta provides non-GAAP operating expense guidance, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP financial measures. Refer to the section of this press release below entitled “Non-GAAP Financial Information and Other Disclosures” for further discussion of this subject.

Non-GAAP operating expense is total operating expenses, less stock-based compensation expense, restructuring expense and collaborative reimbursement revenues. Momenta is providing full-year non-GAAP operating expense guidance of $220 - $240 million for 2020.

Non-GAAP Financial Information and Other Disclosures

Momenta uses a non-GAAP financial measure, non-GAAP operating expense, to provide operating expense guidance. Momenta believes this non-GAAP financial measure is useful to investors because it provides greater transparency regarding Momenta’s operating performance as it excludes non-cash stock compensation expense, restructuring expense and collaborative reimbursement revenues. This non-GAAP financial measure should not be considered a substitute or an alternative to GAAP total operating expense and should not be considered a measure of Momenta’s liquidity. Instead, non-GAAP operating expense should only be used to supplement an understanding of Momenta’s operating results as reported under GAAP. Momenta has not provided GAAP reconciliation for its forward-looking non-GAAP annual operating expense because Momenta cannot reliably predict without unreasonable efforts the timing or amount of the factors that substantially contribute to the projection of stock compensation expense, which is excluded from the forward-looking non-GAAP financial measure. The Company does not expect restructuring expense and collaboration reimbursement revenue to be material.

Conference Call Information

Management will host a conference call and webcast today at 8:30 am ET to discuss these results and provide an update on the Company. A live webcast of the conference call may be accessed on the “Investors” section of the Company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call.

To access the call you may also dial (866) 209-9686 (domestic) or (825) 312-2288 (international) prior to the scheduled conference call time and provide the access code 8677153.

About Momenta

Momenta Pharmaceuticals is a biotechnology company with a validated innovative scientific platform focused on discovering and developing novel biologic therapeutics to treat rare immune-mediated diseases and advancing its late stage biosimilars and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

The Company's logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements about the timing of our regulatory filings for clinical development and marketing approval; the timing of  regulatory approval and launch of our product candidates; product development strategies, goals and timelines; the Company’s ability to meet its development and strategic goals; market potential and revenue of our products and product candidates; design, timing and goals of clinical trials and the availability, timing and announcement of data and results; the use, efficacy, safety, dosing, potency, tolerability, convenience and commercial potential of our product candidates, including their potential as best-in-class agents; future legal proceedings; reconciling information; non-GAAP operating expense guidance; and anticipated restructuring expense and collaborative reimbursement revenue. Forward-looking statements may be identified by words and phrases such as “advance,” “anticipate,” ‘being developed,” “believe,” “continue,” “expect,” “guidance,” “look forward to,” “may,” “plan,” “possible,” “potential,” “progress,” “propose,” “remains,” “target,” “will,” “working toward” and other similar words or expressions, or the negative of these words or similar words or expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those referred to under the section “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Company is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:	MEDIA CONTACT:
Patty Eisenhaur	Karen Sharma
Momenta Pharmaceuticals	MacDougall Biomedical Communications
1-617-395-5189	1-781-235-3060
IR@momentapharma.com	Momenta@macbiocom.com

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2019	December 31, 2018
Assets
Cash, cash equivalents and marketable securities	$545,110	$449,411
Collaboration receivable	8,013	11,371
Restricted cash	1,849	37,898
Other assets	63,393	32,883
Total assets	$618,365	$531,563

Liabilities and Stockholders’ Equity
Current liabilities	$106,104	$51,511
Deferred revenue, net of current portion	940	1,774
Other long-term liabilities	56,861	17,270
Stockholders' equity	454,460	461,008
Total liabilities and stockholders’ equity	$618,365	$531,563

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Collaboration revenues:
Product revenue	$7,879	$10,763	$19,115	$39,684
Research and development revenue	303	32,059	4,753	35,905
Total collaboration revenue	8,182	42,822	23,868	75,589

Operating expenses:
Research and development	38,334	28,695	144,542	124,004
General and administrative	58,926	21,525	149,822	85,105
Other operating (income) expense	(1,731)	—	41,205	30,000
Restructuring	(67)	2,272	110	17,807
Gain on lease modification	—	—	(13,720)	—
Total operating expenses	95,462	52,492	321,959	256,916

Net loss from operations	(87,280)	(9,670)	(298,091)	(181,327)

Other income, net	580	1,426	8,036	5,266

Net loss	$(86,700)	$(8,244)	$(290,055)	$(176,061)

Earnings (net loss) per share:
Basic	$(0.85)	$(0.10)	$(2.92)	$(2.26)
Diluted	$(0.85)	$(0.10)	$(2.92)	$(2.26)

Shares used in calculating net loss per share
Basic	101,824	82,087	99,339	77,845
Diluted	101,824	82,087	99,339	77,845

Comprehensive loss	$(86,865)	$(8,168)	$(289,672)	$(176,008)

MOMENTA PHARMACEUTICALS, INC.

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(in thousands)

(unaudited)

A reconciliation of historical GAAP operating expenses to Non-GAAP operating expenses is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP operating expenses	$95,462	$52,492	$321,959	$256,916
Adjustments:
Restructuring	67	(2,273)	(110)	(17,807)
Non-cash stock compensation expense	(8,605)	(2,498)	(22,430)	(17,414)
Collaboration expenses that are recorded as revenue and are reimbursable by collaborators	(15)	(518)	(896)	(2,468)
Non-GAAP operating expenses	$86,909	$47,203	$298,523	$219,227